The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
February 1, 2006	Crystal B. Leiderman Director, Investor Relations 800-847-5322 Jim Drewitz, Investor Relations

972-355-6070

THE ALLIED DEFENSE GROUP PROVIDES UPDATE TO FY 2005 GUIDANCE

Conference Call Scheduled for 9:00 am EST, Thursday, February 2, 2006

VIENNA, Virginia, February 1, 2006 – The Allied Defense Group, Inc. (AMEX:ADG) announces an update to its previously issued guidance for fiscal year 2005, which ended December 31, 2005.

On January 24, 2006, the Company provided an interim business update to its guidance, stating that due to delays in receiving two significant contracts, it expected to achieve operating results toward the low end of the financial target range previously provided on November 11, 2005. The previously issued guidance was earnings per fully diluted share in the range of $(0.60) — $0.80 for full-year 2005.

The Company has since determined that its financial results for fiscal year 2005 will be significantly lower than previously estimated. Unforeseen events at its Belgian subsidiary, MECAR S.A., reduced fourth quarter revenues by approximately $26 million and net income by approximately $10 million for the quarter ended December 31, 2005. As such, the Company expects to report an operating loss in the range of approximately $2.75 – 3.00, per fully diluted share, for full-year 2005. This, however, only represents a slippage of revenue into 2006, not a loss of revenue.

Several factors have delayed fourth quarter recognition of revenue and income at MECAR, causing the majority of this unanticipated variance. Specifically, the variance is attributed to: quality issues with materials received from external suppliers (49%); delays in the timely receipt of materials from external suppliers (14%); export license delays (19%); and delays in receiving additional small orders anticipated in the fourth quarter (18%). It is very important to note that a portion of the variance has already been recovered in January and the Company expects to recover the remainder of this revenue and profit in the first and second quarters of 2006.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “The change to our guidance for 2005 is essentially a matter of timing. Revenues not recorded at MECAR in the fourth quarter of 2005 will be realized in the first and second quarters of 2006. This benefit to 2006 is layered above what we already anticipated to be a good year for Allied.

“We are taking action to augment the operational team at MECAR S.A. by adding a Chief Operating Officer and a Controller. Additionally, we are making important changes at Allied, including the following:

•	Shifting our focus to our two core competencies;

•	Emphasizing business development at both corporate and operating unit levels;

•	Extending our planning horizon;

•	Prioritizing acquisitions to first complement our component strengths, then to focus on market development and new market penetration; and

•	Upgrading our systems and processes for effective and efficient operations and to ensure regulatory compliance.

“We have truly enhanced the way we do business. We are at an inflection point in our historical performance and we expect an excellent year in 2006, with additional strong growth in both revenues and profit in 2007 and 2008,” concluded General Marcello.

The Company will be hosting a conference call on Thursday, February 2, 2006 at 9:00 a.m. EST. To access the call, please dial (800) 936-9754 within the United States and (973) 935-2048 outside the United States. The call will also be available as a webcast on the Company’s website at www.allieddefensegroup.com.

A replay of the call will be available from Thursday, February 2, 2006 at 11:00 a.m., EST, through Thursday, February 9, 2006. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 7000334.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.